   As filed with the Securities and Exchange Commission on August 20, 2004

                                             Commission File Nos.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification submits the following information:

Name: ZLICONY Variable Annuity Separate Account
Address of Principal Office: 153 W. 51st Street, New York, New York 10019

Telephone Number: (212) 373-1227

Name and Address of agent               Kenneth B. Terwilleger, Esq.
for service of process:                 2500 Westfield Drive
                                        Elgin, Illinois 60123-7836

Copies To:

Juanita M. Thomas, Esq.                 Joan E. Boros, Esq.
Federal Kemper Life Assurance Company   Christopher S. Petito, Esq.
2500 Westfield Drive                    Jorden Burt LLP
Elgin, Illinois 60123-7836              1025 Thomas Jefferson Street, N.W.
                                        Suite 400E
                                        Washington, D.C. 20007

Check Approximate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO [ ]

                            [Signature on next page]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on its behalf in the City of Elgin and the State of Illinois on the 20th day of August, 2004.


                                       ZLICONY Variable Annuity Separate Account
                                       (Registrant)


                                       By: Zurich Life Insurance Company of New
                                       York (Sponsor)


Attest: /s/ Jeffrey A. Worf            By: /s/ James L. Harlin
        ----------------------------       -------------------------------------
        Jeffrey A. Worf                    James L. Harlin
        Corporate Secretary                President